AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

       THIS EXHIBIT to the Investment Management Agreement between DELAWARE GROUP FOUNDATION FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the ?Investment Manager?), entered into as of the 4th day of January, 2010 (the ?Agreement?), amended as of the 15th day of April, 2013, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Foundation Conservative Allocation Fund
January 4, 2010
0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion
Delaware Foundation Growth Allocation Fund
January 4, 2010
0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion
Delaware Foundation Moderate Allocation Fund
January 4, 2010
0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business Trust

DELAWARE GROUP FOUNDATION FUNDS

By: /s/ DAVID P. O?CONNOR
Name: David P. O?Connor
Title: Executive Vice President

By: /s/ PATRICK P. COYNE
Name: Patrick P. Coyne
Title: President and Chief Executive Officer

863806_1.DOC

WS: MFG_Philadelphia: 868730_1